EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION

Contact: David N. Keys—(702) 735-2200 ext. 166
E-mail: Investor@apfc.com    Website: www. apfc.com

AMERICAN PACIFIC REPORTS INVESTMENT IN EXPLOSIVES BUSINESS

LAS VEGAS, NEVADA, December 11, 2002 — American Pacific Corporation (NASDAQ: APFC) today reported that it had made an investment of approximately $10.7 million in Energetic Systems Inc., LLC (“ES”), a joint venture entity formed to acquire and manage a fully operational commercial explosives business.

The form of the investment in ES is a combination of term debt, preferred stock and common equity. The investment was made and will be held by the Company’s newly organized, wholly-owned indirect subsidiary, Energetic Additives Inc., LLC (“EA”). EA holds a 50% equity interest in ES. The remaining 50% equity interest is held by a private entity with extensive experience in the explosives industry.

ES today completed the purchase of certain assets and the assumption of certain liabilities of Slurry Explosives Corporation and Universal Tech Corporation (collectively “SEC/UTC”), subsidiaries within LSB Industries, Inc. SEC/UTC is involved in the manufacture and distribution of commercial explosives, and is a respected research, development and testing organization specializing in the development and testing of products and processes for commercial explosives and energetic compounds. The Company will account for it’s investment in ES using the equity method of accounting. Over the past five years ended December 31, 2001, SEC/UTC has generated normalized (excluding unusual and non-recurring items) annual earnings before interest and taxes of between $1.4 million and $1.7 million.

Risk Factors/Forward Looking Statements

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including low or declining demand and/or downward pricing pressures for the Company’s products; governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA which would cause a decrease in demand for ammonium perchlorate (“AP”); technological advances or new competitive products causing a reduction or elimination of demand for the Company’s products; success or failure of government programs or governmental customers; our ability to profitably integrate, manage and operate new businesses and/or investments competitively and cost effectively; and the litigation and contingencies, as well as other risks detailed from time to time in the Company’s SEC reports, including the most recent Form 10-K and 10-Q Reports (which are incorporated herein by reference).

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, fire extinguishment systems and explosives. The Company also designs and manufactures environmental protection products and is involved in real estate development.